Exhibit 99

Accenture Names CEO Pierre Nanterme to Additional Position of Chairman,
Effective Feb. 1, 2013

– Accenture Chairman William D. Green to retire and step down from the board –

NEW YORK; Oct. 22, 2012 — The board of directors of Accenture (NYSE: ACN) has named CEO Pierre Nanterme to the additional position of chairman of the board, effective Feb. 1, 2013.  He succeeds William D. Green, who will step down as chairman and from the board on that date.  Mr. Nanterme, 53, succeeded Mr. Green as CEO on Jan. 1, 2011, and has been a member of the Accenture board of directors since October 2010.

“The appointment of Pierre Nanterme as chairman reflects his tremendous knowledge of Accenture’s business and global organization, and the high regard in which he is held by the board of directors,” said Sir Mark Moody-Stuart, lead director of the Accenture board.  “He has proven himself to be an outstanding leader.

“At the same time, we recognize the significant contributions that Bill Green has made to Accenture during his 34-year career with the company, including six years as CEO, and we thank him for the excellent stewardship he has provided as chairman. Throughout his career, Bill has contributed to and then led a great organization. An important part of this contribution has been to build succession and in-depth leadership talent at Accenture.”

Mr. Green, 59, joined Accenture in 1977.  He has served as chairman of the board since 2006 and was chief executive officer from Sept. 1, 2004 until Jan. 1, 2011.  During his tenure as CEO, Mr. Green led Accenture to record growth and profits, nearly doubled the company’s global workforce, expanded Accenture’s global footprint and successfully navigated the company through a challenging economic environment.  Under his leadership, the company launched its highly successful Skills to Succeed corporate citizenship initiative.

“I’m honored to be selected to succeed Bill as chairman,” said Mr. Nanterme.  “Bill has always been a strong advocate for our clients and our people, and I want to recognize and thank him for his tireless commitment to helping make Accenture the exceptional company it is today.”

About Accenture

Accenture is a global management consulting, technology services and outsourcing company, with 257,000 people serving clients in more than 120 countries.  Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments.  The company generated net revenues of US$27.9 billion for the fiscal year ended Aug. 31, 2012.  Its home page is www.accenture.com.

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Alex Pachetti
Accenture

+1 (917) 452-5519
alex.pachetti@accenture.com

Roxanne Taylor
Accenture
+1 (917) 452-5106
roxanne.taylor@accenture.com